Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2015

Third quarter net earnings per diluted share were $1.13; Revenues totaled $784 million

PALO ALTO, Calif., July 29, 2015 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $1.13 per diluted share in the third quarter of fiscal year 2015. Third quarter net earnings per diluted share rose 11 percent versus the year-ago period when the company recorded a $0.06 per diluted share charge related to the impairment of a portion of the company’s investment in Augmenix. Varian’s company-wide revenues totaled $784 million for the third quarter, up 5 percent from the year-ago quarter and up 11 percent in constant currency. The company ended the third quarter with a $3.1 billion backlog, up 9 percent from the end of the third quarter of fiscal year 2014.

“The third quarter was mixed for Varian with double-digit constant currency gross orders growth in Oncology Systems, significant challenges in Imaging Components, and strong performance in Particle Therapy,” said Dow R. Wilson, CEO of Varian Medical Systems. “The stronger U.S. dollar continued to have a big impact on our performance, contributing to lower margins. Excellent cost controls enabled us to deliver solid earnings for the period.”

The company finished the third quarter of fiscal year 2015 with $951 million in cash and cash equivalents and $494 million of debt. Cash flow from operations for the third quarter was $184 million. During the quarter, the company spent $92 million to repurchase about 1 million shares of common stock.

Oncology Systems

Oncology Systems’ third quarter revenues totaled $559 million, down 3 percent from the same quarter of fiscal year 2014, but up mid-single digits on a constant currency basis. Third-quarter Oncology gross orders were $635 million, up 2 percent versus the year-ago quarter and up 10 percent in constant currency. Oncology gross orders rose 4 percent in the Americas in both U.S. dollars and constant currency. EMEA gross orders were down 2 percent, but up 13 percent in constant currency. APAC gross orders rose 8 percent and were up 21 percent in constant currency.

“Continued global demand for versatile, reliable, efficient accelerators and integrated software systems gave Varian a competitive advantage and drove solid growth in the quarter,” said Wilson. “We were selected to replace several older machines and software systems from competitors as customers moved to modernize their treatment capabilities.”

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2015	Page 2

Imaging Components

Third quarter revenues for Imaging Components were $135 million, down 17 percent from the year-ago quarter while third quarter gross orders decreased by 25 percent to $122 million.

“Continued weak demand for security and inspection products as well as pricing pressure and product mix in flat panels were the prime factors in a challenging quarter for Imaging Components,” said Wilson. “The global market for high energy border protection systems appears to have slowed significantly. Imaging product customers are actively looking for lower pricing and alternatives to dollar-based products.”

Today, the company announced that it is acquiring Claymount, a Netherlands-based supplier of X-ray imaging components, for approximately €50 million (see separate press release).

Other

The company’s Other category, including the Varian Particle Therapy business and the Ginzton Technology Center, recorded revenues of $91 million and gross orders of $131 million. During the quarter, we announced that we booked orders for installations at the University of Maryland and at the HollandPTC in the Netherlands. The company recognized a substantial amount of revenues from the Maryland installation as well as revenues from several other proton projects that made the particle therapy business profitable in the quarter.

“We have generated real momentum in particle therapy,” said Wilson. “We booked two orders during the third quarter and subsequently booked additional orders for three proton systems in the UK and in New York. We now have 11 systems in backlog.”

Outlook

“We expect that revenues for the full fiscal year will increase by about 2 percent in dollars and by about 6 percent in constant currency,” said Wilson. “We ended the second quarter with earnings guidance for fiscal 2015 in the range of $4.02 to $4.14 per diluted share. As of the end of the third quarter, with the approximately $0.22 per diluted share for the booking of the Maryland proton therapy system partially offset by ongoing challenges in our Imaging Components business, we now believe that our earnings for fiscal 2015 could be in the range of $4.20 to $4.25 per diluted share.”

Given recent acquisitions, including Claymount, as well as historical one-time activities that make quarter-over-quarter comparisons difficult, the company will show non-GAAP results starting in its fiscal fourth quarter. Non-GAAP earnings for fiscal year 2015 should be higher than the GAAP range by approximately $0.16 per diluted share, comprised of restructuring charges in the first half of fiscal year 2015, acquisition related costs, and amortization of acquisition related intangibles.

Investor Conference Call

Varian Medical Systems is scheduled to conduct its third quarter fiscal year 2015 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering confirmation code 13613043. The telephone replay will be available through 5 p.m. PT, Friday, July 31, 2015.

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2015	Page 3

Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiation. The company provides comprehensive solutions for radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 6,900 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.  For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “should,” “believe,” “expect,” “outlook,” “could,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; demand for the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; the company’s assessment of the goodwill associated with its particle therapy business; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2015	Page 4

A summary of earnings and other financial information follows.

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 QTR 2015	Q3 QTR 2014	Q3 YTD 2015	Q3 YTD 2014

Gross orders	$888.0	840.2	2,395.2	2,373.3
Oncology Systems	635.4	620.4	1,778.2	1,766.7
Imaging Components	121.6	162.3	440.6	488.7
Other	131.0	57.5	176.4	117.9

Order Backlog	3,138.0	2,869.4	3,138.0	2,869.4

Revenues	784.0	747.7	2,281.3	2,237.7
Oncology Systems	558.7	578.2	1,711.4	1,722.7
Imaging Components	134.7	161.8	456.2	492.0
Other	90.6	7.7	113.7	23.0

Cost of revenues	469.0	424.0	1,316.8	1,276.1

Gross margin	315.0	323.7	964.5	961.6
As a percent of revenues	40.2%	43.3%	42.3%	43.0%

Operating expenses
Research and development	60.0	57.0	176.4	175.7
Selling, general and administrative	110.8	124.2	368.4	348.8
Litigation Settlement	-	-	-	25.1
Operating earnings	144.2	142.5	419.7	412.0
As a percent of revenues	18.4%	19.1%	18.4%	18.4%

Interest income, net	1.7	1.3	3.7	2.3
Earnings before taxes	145.9	143.8	423.4	414.3

Taxes on earnings	32.3	36.7	110.5	116.5

Net earnings	113.6	107.1	312.9	297.8

Less: net earnings attributable to non-controlling interests	0.1	-	0.1	-
Net Earnings attributable to Varian	$113.5	107.1	312.8	297.8
As a percent of revenues	14.5%	14.3%	13.7%	13.3%

Net earnings per share attributable to Varian – basic	$1.14	1.03	3.13	2.85
Net earnings per share attributable to Varian – diluted	$1.13	1.02	3.10	2.81

Shares used in the calculation of net earnings per share attributable to Varian:
Average shares outstanding - basic	99.7	103.6	100.1	104.6
Average shares outstanding - diluted	100.5	104.9	101.0	105.9

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2015	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	July 3,	September 26,
	2015	2014 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$951,437	$849,275
Short-term investment	71,699	66,176
Accounts receivable, net	673,706	731,929
Inventories	640,101	572,261
Deferred tax assets and other	311,992	274,524
Total current assets	2,648,935	2,494,165

Property, plant and equipment, net	343,417	337,999
Goodwill	241,734	240,626
Other assets	297,493	284,500
Total assets	$3,531,579	$3,357,290

Liabilities and Equity
Current liabilities:
Accounts payable	$180,468	$187,377
Accrued expenses	292,901	324,409
Deferred revenues	467,200	421,845
Advance payments from customers	161,677	170,724
Product warranty	41,949	47,299
Short-term borrowings	94,451	-
Current maturities of long-term debt	50,000	50,000
Total current liabilities	1,288,646	1,201,654
Other long-term liabilities	149,999	151,716
Long-term debt	350,000	387,500
Total liabilities	1,788,645	1,740,870

Equity:
Varian stockholders’ equity:
Common stock	99,511	100,942
Capital in excess of par value	698,991	642,848
Retained earnings and accumulated other comprehensive loss	930,064	872,630
Total Varian stockholders’ equity	1,728,566	1,616,420
Non-controlling interest	14,368	-
Total Equity	1,742,934	1,616,420
Total liabilities and equity	$3,531,579	$3,357,290

(1)	The condensed consolidated balance sheet as of September 26, 2014 was derived from audited financial statements as of that date.